Exhibit 10.1

EMPLOYMENT AGREEMENT AMENDMENT NO. 1

This Amendment No. 1 to the EMPLOYMENT AGREEMENT (this “Agreement”) dated as of April 18, 2016, by and between VASCO Data Security International, Inc. (now known as OneSpan Inc.) (the “Company”), and Steven Worth (“Executive”) is dated as of June 9, 2021 (the “Effective Date”).

WHEREAS, the Company desires to continue to employ Executive and Executive desires to be employed by the Company.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, the Company and Executive agree as follows:

1.	Section 1.2: A new sentence shall be added as follows “From the Effective Date until the earliest to occur of: the cancellation by the Chief Executive Officer or the termination of the Employment Period or the resignation of the Interim Chief Financial Officer position by Executive, Executive shall have the additional position of Interim Chief Financial Officer.”
2.	Section 1.4: “Oakbrook Terrace” shall be replaced with “City of Chicago”.
3.	Section 2.1: “$325,000” shall be replaced with “$366,011”. A new sentence shall be added as follows “During each month or portion thereof that Executive holds the position of Interim Chief Financial Officer, Executive shall receive an additional fee of $10,000 per month.”
4.	Section 2.2: A new sentence shall be added as follows “From calendar year 2021, Executive shall be provided a target bonus equal to at least $250,000 for the Annual Bonus Plan.”
5.	Section 2.3: A new sentence shall be added as follows “From calendar year 2021, Executive shall be provided an award of at least $750,000 under the Long Term Incentive Plan structured in the discretion of the board of directors.”
6.	Section 3.3: Subsection A pertaining to the definition of Severance Pay shall be replaced as follows:
a.	Existing subsection A- “an amount equal to six (6) months of Executive’s then current Base Salary, plus an amount equal to 50% of Executive’s target bonus under the Annual Bonus Plan for the current year in which Executive’s employment terminates, or if such target has not been established for such current year, then the most recently established target bonus under the Annual Bonus Plan, each less applicable withholdings, payable in equal installments on each regularly scheduled payroll pay date during the six (6) month period that begins on the first day immediately after the Release Effective Date (as defined in Section 3.7); and”
b.	New subsection A- “an amount equal to twelve (12) months of Executive’s then current Base Salary, plus an amount equal to 100% of Executive’s target bonus under the Annual Bonus Plan for the current year in which Executive’s employment terminates, or if such target has not been established for such current year, then the most recently established target bonus under the Annual Bonus Plan, each less applicable withholdings, payable in equal installments on each regularly scheduled payroll pay date during the twelve (12) month period that begins on the first day immediately after the Release Effective Date (as defined in Section 3.7); and”
7.	This Agreement may be executed in one or more counterparts, including through electronic signature, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement. All other terms of the Employment Agreement shall continue to have effect without modification except as specifically provided for herein.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment No. 1 to Employment Agreement.

ONESPAN INC.

Date: June 9, 2021	By:	/s/ Scott Clements

	Name:	Scott Clements
	Title:	President, Chief Executive Officer, and Director

STEVEN WORTH

Date: June 9, 2021	/s/ Steven R. Worth